EXHIBIT 4

STOCK PLEDGE AGREEMENT

This STOCK PLEDGE AGREEMENT, dated as of May 30, 2016 (as amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”), made by and between SNBL U.S.A., Ltd., a Washington corporation (the “Pledgor”) and The Kagoshima Bank, Ltd., a Japanese banking corporation (the “Secured Party”).

WHEREAS, on the date hereof, the Secured Party has made loans to the Shin Nippon Biomedical Laboratories, Ltd. (the “Borrower”) in an aggregate unpaid principal amount not exceeding One Billion Nine Hundred Million Japanese Yen (¥1,900,000,000) (the “Loans”), evidenced by that certain Loan Agreement ( ) of even date herewith (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) made by the Borrower and payable to the order of the Secured Party;

WHEREAS, this Agreement is given by the Pledgor in favor of the Secured Party to secure the payment and performance of all of the Secured Obligations (as defined herein); and

WHEREAS, it is a condition to the obligations of the Secured Party to make the Loans under the Loan Agreement that the Pledgor execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions.

(a) Unless otherwise specified herein, all references to Sections herein are to Sections of this Agreement.

(b) Unless otherwise defined herein, terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC. However, if a term is defined in Article 9 of the UCC differently than in another Article of the UCC, the term has the meaning specified in Article 9.

(c) For purposes of this Agreement, the following terms shall have the following meanings:

“Collateral” has the meaning set forth in Section 2.

“Distributions” means, collectively, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Shares, from time to time received, receivable or otherwise distributed to Pledgor in respect of or in exchange for any or all of the Pledged Shares.

“Pledged Shares” means all shares of stock issued by WaVe Life Sciences Pte. Ltd., a Singapore company (“Wave”) and held by Pledgor, and the certificates, instruments and agreements representing the Pledged Shares and includes any Distributions, and any other interests, howsoever evidenced or denominated, received by the Pledgor in exchange for or as a dividend or distribution on or otherwise received in respect of the Pledged Shares.

“Proceeds” means “proceeds” as such term is defined in Section 9-102 of the UCC and, in any event, shall include, without limitation, all dividends or other income from the Pledged Shares, collections thereon or distributions with respect thereto.

“Secured Obligations” has the meaning set forth in Section 3.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Washington or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code as in effect from time to time in such state.

2. Pledge. The Pledgor hereby pledges, assigns and grants to the Secured Party, and hereby creates a continuing first priority lien and security interest in favor of the Secured Party in and to all of its right, title and interest in and to the following, wherever located, whether now existing or hereafter from time to time arising or acquired (collectively, the “Collateral”):

(a) the Pledged Shares; and

(b) all Proceeds and products of the foregoing, all substitutions and replacements for, and profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to the Pledgor from time to time with respect to any of the foregoing.

3. Secured Obligations. The Collateral secures the due and prompt payment and performance of:

(a) the obligations of the Pledgor from time to time arising under the Loan Agreement, this Agreement or otherwise with respect to the due and prompt payment of (i) the principal of and premium, if any, and interest on the Loans (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, attorneys’ fees and disbursements, reimbursement obligations, contract causes of action, expenses and indemnities, whether primary, secondary, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Pledgor under or in respect of the Loan Agreement and this Agreement; and

(b) all other covenants, duties, debts, obligations and liabilities of any kind of the Pledgor under or in respect of the Loan Agreement, this Agreement or any other document made, delivered or given in connection with any of the foregoing, in each case whether evidenced by a note or other writing, whether allowed in any bankruptcy, insolvency, receivership or other similar proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether primary, secondary, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, fixed or otherwise (all such obligations, covenants, duties, debts, liabilities, sums and expenses set forth in Section 3 being herein collectively called the “Secured Obligations”).

4. Perfection of Pledge.

(a) Perfection of Certificated Collateral. Pledgor hereby agrees that all certificates, or instruments representing or evidencing the Collateral, whether held on the date hereof or acquired by Pledgor after the date hereof, shall immediately upon receipt thereof by Pledgor be delivered to the Secured Party in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Secured Party.

(b) Perfection of Uncertificated Collateral. Pledgor hereby agrees that within thirty (30) days of the date hereof it shall have duly executed and delivered a Securities Account Control Agreement by and among itself, the Secured Party and Pledgor’s securities intermediary for the Electronically Held Shares (as defined below), establishing the Secured Party’s control with respect to such shares (the “Securities Account Control Agreement”). Pledgor further agrees that to the extent necessary to obtain a Securities Account Control Agreement it shall transfer the Electronically Held Shares from Leerink Partners LLC to another broker that is reasonably acceptable to Secured Party. Pledgor further agrees that in the event it shall at any time hold or acquire any uncertificated securities constituting Collateral, it shall immediately deliver such securities into an account with respect to which the Securities Account Control Agreement is in effect.

5. Representations and Warranties. The Pledgor represents and warrants as follows:

(a) As of the date hereof, Pledgor owns (i) one hundred twenty five thousand (125,000) shares of ordinary stock issued by Wave which are not represented by a certificate and which were received by Pledgor in book entry form in an account in the name of Pledgor established at Leerink Partners LLC (the “Electronically Held Shares”); (ii) one hundred twenty one thousand, six hundred sixty three (121,663) shares of ordinary stock issued by Wave, which are represented by stock certificate no. 17; and (iii) forty thousand (40,000) shares of ordinary stock issued by Wave which are represented by stock certificate no. 25. Except for the foregoing, Pledgor does not own any other shares of stock issued by Wave.

(b) The Pledged Shares have been duly authorized and validly issued, and are fully paid and non-assessable and subject to no options to purchase or similar rights.

(c) At the time the Collateral becomes subject to the lien and security interest created by this Agreement, the Pledgor will be the sole, direct, legal and beneficial owner thereof, free and clear of any lien, security interest, encumbrance, claim, option or right of others except for the security interest created by this Agreement. No person other than the Secured Party has control or possession of the Pledged Shares.

(d) The pledge of the Collateral pursuant to this Agreement creates a valid and perfected first priority security interest in the Collateral, securing the payment and performance when due of the Secured Obligations.

(e) It has full power, authority and legal right to pledge the Collateral pursuant to this Agreement.

(f) This Agreement has been duly authorized, executed and delivered by the Pledgor and constitutes a legal, valid and binding obligation of the Pledgor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to equitable principles (regardless of whether enforcement is sought in equity or at law).

(g) No authorization, approval, or other action by, and no notice to or filing with, any governmental authority, regulatory body or any other entity is required for the pledge by the Pledgor of the Collateral pursuant to this Agreement or for the execution and delivery of the Loan Agreement and this Agreement by the Pledgor or the performance by the Pledgor of its obligations thereunder.

(h) The execution and delivery of this Agreement by the Pledgor and the performance by the Pledgor of its obligations hereunder, will not violate any provision of any applicable law or regulation or any order, judgment, writ, award or decree of any court, arbitrator or governmental authority, domestic or foreign, applicable to the Pledgor or any of its property, or the organizational or governing documents of the Pledgor or any agreement or instrument to which the Pledgor is party or by which it or its property is bound.

(i) Once the Securities Account Control Agreement has been executed and delivered by all parties thereto, the Pledgor shall have taken all action required on its part for control (as defined in Section 8-106 of the UCC) to have been obtained by the Secured Party over all Collateral with respect to which such control may be obtained pursuant to the UCC. No person other than the Secured Party has control or possession of all or any part of the Collateral. Without limiting the foregoing, all certificates, agreements or instruments representing or evidencing the Pledged Shares in existence on the date hereof have been delivered to the Secured Party in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank.

6. Dividends and Voting Rights.

(a) The Secured Party agrees that unless an Event of Default shall have occurred and be continuing, the Pledgor may, to the extent the Pledgor has such right as a holder of the Pledged Shares, vote and give consents, ratifications and waivers with respect thereto, except to the extent that, in the Secured Party’s reasonable judgment, any such vote, consent, ratification or waiver could detract from the value thereof as Collateral or which could be inconsistent with or result in any violation of any provision of the Loan Agreement or this Agreement, and from time to time, upon request from the Pledgor, the Secured Party shall deliver to the Pledgor suitable proxies so that the Pledgor may cast such votes, consents, ratifications and waivers.

(b) The Secured Party agrees that the Pledgor may, unless an Event of Default shall have occurred and be continuing, receive and retain all cash dividends with respect to the Pledged Shares.

7. Further Assurances.

(a) The Pledgor shall, at its own cost and expense, defend title to the Collateral and the first priority lien and security interest of the Secured Party therein against the claim of any person claiming against or through the Pledgor and shall maintain and preserve such perfected first priority security interest for so long as this Agreement shall remain in effect.

(b) The Pledgor agrees that at any time and from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and documents, obtain such agreements from third parties, and take all further action, that may be necessary or desirable, or that the Secured Party may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Secured Party to exercise and enforce its rights and remedies hereunder or under any other agreement with respect to any Collateral.

(c) The Pledgor will not, without providing at least thirty (30) days’ prior written notice to the Secured Party, change its legal name, identity, type of organization, jurisdiction of organization, corporate structure, location of its chief executive office or its principal place of business or its organizational identification number. The Pledgor will, prior to any change described in the preceding sentence, take all actions reasonably requested by the Secured Party to maintain the perfection and priority of the Secured Party’s security interest in the Collateral.

8. Transfers and Other Liens. The Pledgor agrees that it will not sell, offer to sell, dispose of, convey, assign or otherwise transfer, grant any option with respect to, restrict, or grant, create, permit or suffer to exist any mortgage, pledge, lien, security interest, option, right of first offer, encumbrance or other restriction or limitation of any nature whatsoever on, any of the Collateral or any interest therein except as expressly provided for herein or with the prior written consent of the Secured Party.

9. Secured Party Appointed Attorney-in-Fact. The Pledgor hereby appoints the Secured Party the Pledgor’s attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time in the Secured Party’s discretion to take any action and to execute any instrument which the Secured Party may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to the Pledgor representing any dividend, interest payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same (but the Secured Party shall not be obligated to and shall have no liability to the Pledgor or any third party for failure to do so or take action). Such appointment, being coupled with an interest, shall be irrevocable. The Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.

10. Secured Party May Perform. If the Pledgor fails to perform any obligation contained in this Agreement, the Secured Party may itself perform, or cause performance of, such obligation, and the expenses of the Secured Party incurred in connection therewith shall be payable by the Pledgor; provided that the Secured Party shall not be required to perform or discharge any obligation of the Pledgor.

11. Reasonable Care. The Secured Party shall have no duty with respect to the care and preservation of the Collateral beyond the exercise of reasonable care. The Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Secured Party accords its own property, it being understood that the Secured Party shall not have any responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Secured Party has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against any parties with respect to any Collateral. Nothing set forth in this Agreement, nor the exercise by the Secured Party of any of the rights and remedies hereunder, shall relieve the Pledgor from the performance of any obligation on the Pledgor’s part to be performed or observed in respect of any of the Collateral.

12. Events of Default. The occurrence of any of the following shall, at the option of Secured Party, be an “Event of Default” hereunder:

(a) Shin Nippon Biomedical Laboratories, Ltd. fails to make any payment when due or another “Event of Default” occurs under the Loan Agreement as such term is defined in Article 6 thereof;

(b) any “Event of Default” (as defined in the Security Agreement) occurs under the Guaranty and Security Agreement by and among Pledgor, Secured Party and SNBL Clinical Pharmacology Center Inc. dated as of the date hereof (the “Security Agreement”) and such “Event of Default” is not remedied within the applicable cure period, if any;

(c) Pledgor’s failure to comply with any of the provisions of, or the incorrectness of any representation or warranty contained in, this Agreement (provided that Pledgor shall have a period of ten (10) business days from the date Pledgor receives written notice thereof from Secured Party within which to cure such failure to comply or incorrectness);

(d) The transfer or disposition of any of the Collateral, except as expressly permitted hereby; or

(e) Attachment, execution or levy involving any of the Collateral, in the aggregate an amount in excess of $50,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) or any material non-monetary judgment shall be entered or filed against the Collateral, and such attachment, execution or levy shall remain undischarged, unvacated, unbonded or unstayed for a period of forty-five (45) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder).

13. Remedies upon Default.

(a) If any Event of Default shall have occurred and be continuing, the Secured Party may, without any other notice to or demand upon the Pledgor, assert all rights and remedies of a secured party under the UCC or other applicable law, including, without limitation, the right to take possession of, hold, collect, sell, lease, deliver, grant options to purchase or otherwise retain, liquidate or dispose of all or any portion of the Collateral. If notice prior to disposition of the Collateral or any portion thereof is necessary under applicable law, written notice mailed to the Pledgor at its notice address as provided in Section 16 hereof ten (10) days prior to the date of such disposition shall constitute reasonable notice, but notice given in any other reasonable manner shall be sufficient. So long as the sale of the Collateral is made in a commercially reasonable manner, the Secured Party may sell such Collateral on such terms and to such purchaser(s) as the Secured Party in its absolute discretion may choose, without assuming any credit risk and without any obligation to advertise or give notice of any kind other than that necessary under applicable law. Without precluding any other methods of sale, the sale of the Collateral or any portion thereof shall have been made in a commercially reasonable manner if conducted in conformity with reasonable commercial practices of creditors disposing of similar property. At any sale of the Collateral, if permitted by applicable law, the Secured Party may be the purchaser, licensee, assignee or recipient of the Collateral or any part thereof and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price of the Collateral or any part thereof payable at such sale. To the extent permitted by applicable law, the Pledgor waives all claims, damages and demands it may acquire against the Secured Party arising out of the exercise by it of any rights hereunder. The Pledgor hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling the Collateral and any other security for the Secured Obligations or otherwise. At any such sale, unless prohibited by applicable law, the Secured Party or any custodian may bid for and purchase all or any part of the Collateral so sold free from any such right or equity of redemption. Neither the Secured Party nor any custodian shall be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing, nor shall it be under any obligation to take any action whatsoever with regard thereto. The Pledgor agrees that it would not be commercially unreasonable for the Secured Party to dispose of the Collateral or any portion thereof by utilizing internet sites that provide for the auction of assets of the type included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. The Secured Party shall not be obligated to clean-up or otherwise prepare the Collateral for sale.

(b) If any Event of Default shall have occurred and be continuing, all rights of the Pledgor to (i) exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 6(a) and (ii) receive the dividends and other distributions which it would otherwise be entitled to receive and retain pursuant to Section 6(b), shall immediately cease, and all such rights shall thereupon become vested in the Secured Party, which shall have the sole right to exercise such voting and other consensual rights and receive and hold such dividends and other distributions as Collateral.

(c) If any Event of Default shall have occurred and be continuing, any cash held by the Secured Party as Collateral and all cash Proceeds received by the Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied in whole or in part by the Secured Party to the payment of expenses incurred by the Secured Party in connection with the foregoing or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Party hereunder, including reasonable attorneys’ fees, and the balance of such proceeds shall be applied or set off against all or any part of the Secured Obligations in such order as the Secured Party shall elect. Any surplus of such cash or cash Proceeds held by the Secured Party and remaining after payment in full of all the Secured Obligations shall be paid over to the Pledgor or to whomsoever may be lawfully entitled to receive such surplus. The Pledgor shall remain liable for any deficiency if such cash and the cash Proceeds of any sale or other realization of the Collateral are insufficient to pay the Secured Obligations and the fees and other charges of any attorneys employed by the Secured Party to collect such deficiency.

(d) If the Secured Party shall determine to exercise its rights to sell all or any of the Collateral pursuant to this Section, the Pledgor agrees that, upon request of the Secured Party, the Pledgor will, at its own expense, do or cause to be done all such acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law.

14. No Waiver and Cumulative Remedies. The Secured Party shall not by any act (except by a written instrument pursuant to Section 16), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law.

15. Security Interest Absolute. Except as otherwise set forth in this Agreement, Pledgor hereby waives demand, notice, protest, notice of acceptance of this Agreement, notice of loans made credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. All rights of the Secured Party and liens and security interests hereunder, and all Secured Obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of:

(a) any illegality or lack of validity or enforceability of any Secured Obligation or any related agreement or instrument;

(b) any change in the time, place or manner of payment of, or in any other term of, the Secured Obligations, or any rescission, waiver, amendment or other modification of the Loan Agreement, this Agreement or any other agreement, including any increase in the Secured Obligations resulting from any extension of additional credit or otherwise;

(c) any taking, exchange, substitution, release, impairment or non-perfection of any Collateral or any other collateral, or any taking, release, impairment, amendment, waiver or other modification of any guaranty, for all or any of the Secured Obligations;

(d) any manner of sale, disposition or application of proceeds of any Collateral or any other collateral or other assets to all or part of the Secured Obligations;

(e) any default, failure or delay, willful or otherwise, in the performance of the Secured Obligations;

(f) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to, or be asserted by, the Pledgor against the Secured Party; or

(g) any other circumstance (including, without limitation, any statute of limitations) or manner of administering the Loans or any existence of or reliance on any representation by the Secured Party that might vary the risk of the Pledgor or otherwise operate as a defense available to, or a legal or equitable discharge of, the Pledgor or any other grantor, guarantor or surety.

16. Amendments. None of the terms or provisions of this Agreement may be amended, modified, supplemented, terminated or waived, and no consent to any departure by the Pledgor therefrom shall be effective unless the same shall be in writing and signed by the Secured Party and the Pledgor, and then such amendment, modification, supplement, waiver or consent shall be effective only in the specific instance and for the specific purpose for which made or given.

17. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be sent by confirmed electronic transmission to the number or address set forth below (in each such case notice shall be deemed given on the date of transmission) or by overnight air courier service (in which case notice shall be deemed given when received by addressee or, in the case of notice to the Pledgor, on the second (2nd) day after the date of delivery to the courier, whichever is earlier – except in the case of the Secured Party, actual receipt shall be required), or by registered or certified mail, return receipt requested, postage prepaid and properly addressed (in which case notice shall be deemed given when received by the addressee or, in the case of notice to the Pledgor, on the fifth (5th) day after the date of mailing, whichever is earlier), to the addresses set forth below the parties respective signatures, or such other address as a party may hereafter provide notice of to the other.

18. Continuing Security Interest; Further Actions. This Agreement shall create a continuing first priority lien and security interest in the Collateral and shall (a) subject to Section 19, remain in full force and effect until payment and performance in full of the Secured Obligations, (b) be binding upon the Pledgor, its successors and assigns, and (c) inure to the benefit of the Secured Party and its successors, transferees and assigns; provided that the Pledgor may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Secured Party. Without limiting the generality of the foregoing clause (c), any assignee of the Secured Party’s interest in any agreement or document which includes all or any of the Secured Obligations shall, upon assignment, become vested with all the benefits granted to the Secured Party herein with respect to such Secured Obligations.

19. Termination; Release. On the date on which all Loans and other Secured Obligations have been paid and performed in full, the Secured Party will, at the request and sole expense of the Pledgor, (a) duly assign, transfer and deliver to or at the direction of the Pledgor (without recourse and without any representation or warranty) such of the Collateral as may then remain in the possession of the Secured Party, together with any monies at the time held by the Secured Party hereunder, and (b) execute and deliver to the Pledgor a proper instrument or instruments acknowledging the satisfaction and termination of this Agreement.

20. GOVERNING LAW. The validity, performance, construction, interpretation, and effect of this Agreement and any of the transaction contemplated hereby, shall be governed by and construed in accordance with the internal laws of the State of Washington (excluding its laws relating to conflicts of law.

21. WAIVER OF JURY TRIAL. This section contains a jury waiver, arbitration clause, and a class action waiver. READ IT CAREFULLY. As permitted by applicable law, each party waives their respective rights to a trial before a jury in connection with any claim, dispute, or controversy arises between us with respect to this Agreement, related agreements, or any other agreement or business relationship between Secured Party and Pledgor whether or not related to the subject matter of this Agreement (all of the foregoing, a “Dispute”), and Disputes shall be resolved by a judge sitting without a jury. If a court determines that this provision is not enforceable for any reason and at any time prior to trial of the Dispute, but not later than 30 days after entry of the order determining this provision is unenforceable, any party shall be entitled to move the court for an order compelling arbitration and staying or dismissing such litigation pending arbitration.

22. CONSENT TO JURISDICTION; SERVICE OF PROCESS. THE PLEDGOR AND THE SECURED PARTY AGREE THAT ANY ACTION OR PROCEEDING TO ENFORCE OR ARISING OUT OF THIS AGREEMENT MAY BE COMMENCED IN THE DISTRICT COURT OF THE UNITED STATES IN THE WESTERN DISTRICT OF WASHINGTON, AND THE PLEDGOR AND SECURED PARTY WAIVE PERSONAL SERVICE OF PROCESS AND AGREE THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING IN SUCH COURT SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED BY REGISTERED OR CERTIFIED MAIL TO THE PLEDGOR OR THE SECURED PARTY, AS APPROPRIATE, OR AS OTHERWISE PROVIDED BY THE LAWS OF THE STATE OF WASHINGTON OR THE UNITED STATES.

23. Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement constitutes the entire contract among the parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SNBL U.S.A. Ltd., Inc., as Pledgor

By:	/s/ Hideshi Tsusaki
Name: Hideshi Tsusaki
Title: President and Chief Executive Officer

Address for Notices:
6605 Merrill Creek Parkway
Everett, WA 98203

E-Mail: HTsusaki@SNBLUSA.com
Fax:

The Kagoshima Bank, Ltd., as Secured Party

By:	/s/ Koumei Nakamoto
Name: Koumei Nakamoto
Title: Managing Executive Officer

Address for Notices:
6-6 Kinsei-cho,

Kagoshima-city,

Kagoshima Prefecture 892-0828,
Japan

E-Mail:
Fax:

With a copy to:
Garvey Schubert Barer
1191 Second Avenue, Suite 1800
Seattle, WA 98101
Attn.:Sara P. Sandford
E-Mail: ssandford@gsblaw.com
Fax: +1-206-464-0125